UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. __)
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☐	Definitive Proxy Statement

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NORTHLAND CABLE PROPERTIES SEVEN LIMITED PARTNERSHIP
(Name of Registrant as Specified in its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NORTHLAND CABLE PROPERTIES SEVEN LIMITED PARTNERSHIP
101 Stewart Street, Suite 700
Seattle, Washington 98101
                    , 2009
Dear Limited Partner:
Enclosed is a proxy statement on Schedule 14A accompanied by a proxy card in connection with a special meeting of the limited partners (the “Limited Partners”) of Northland Cable Properties Seven Limited Partnership, a Washington limited partnership (your “Partnership”) to be held on                     , 2009. The special meeting, and any postponements or adjournments, will be held at 101 Stewart Street, Suite 700, Seattle, Washington 98101. Only Limited Partners of record as of                     , 2009 will be entitled to notice of and to vote at the special meeting. The special meeting is called for the purpose of considering a proposal to amend (the “Amendment”) the Partnership Agreement (as amended, the “Partnership Agreement”) of Northland Cable Properties Seven Limited Partnership, to extend the term of your Partnership from December 31, 2010 to December 31, 2013.
The Partnership continues to operate under the preliminary injunction (the “Preliminary Injunction”) granted by the District Court, for the City and County of Denver, enjoining the Partnership from terminating the asset purchase agreement (the “Asset Agreement”) dated as of July 5, 2007 between the Partnership and Green River Media and Communications, LLC (“Green River”). Pursuant to the District Court’s Preliminary Injunction, the Asset Agreement currently remains in full force and effect. The Partnership has appealed the injunction order of the District Court and it is vigorously defending against it, but it is currently unknown when the appellate court will rule on that appeal. If the Partnership does not adopt the Amendment and the matter with Green River is not resolved by December 31, 2010, the Partnership will be required under the Preliminary Injunction order to continue to operate beyond the expiration of the term of the Partnership under the Partnership Agreement. Because the Partnership is operating under the Preliminary Injunction and is unable to sell its operating assets at this time, and in order to enhance the Partnership’s negotiating leverage by increasing the possible timeframe of a potential sale of its operating assets to a third party, we hereby propose to amend the Partnership Agreement to extend the term until December 31, 2013.
The Partnership is currently operating and will continue to operate in the ordinary course of business in a manner that will maximize revenue and cash flow. To that end, the Partnership paid off its remaining debt obligation to its lender during the second quarter of 2008. Since the second quarter of 2008, the Partnership has continued to prudently make necessary capital expenditures and accumulate cash reserves for the Partnership. Pursuant to the terms of the Partnership Agreement, in the first quarter of 2009, Northland Communications Corporation, the managing general partner (the “Managing General Partner”), declared a cash distribution to Limited Partners from the Partnership’s accumulated cash reserves derived since the debt pay-down. Although no assurances can be made that the Partnership will continue to accumulate large cash reserves, the Partnership will consider making similar cash distributions from its cash reserves to Limited Partners during the first quarter of 2010 and in the future as warranted.
Pursuant to the Partnership Agreement, the approval of the Limited Partners who own a majority of all outstanding units of limited partnership interest in the Partnership (“Units”) is required to approve the Amendment. As of August 1, 2009, 49,656 Units ($500 per Unit) were issued and outstanding. We are providing the attached proxy statement in order to notify you of the background and terms of the Amendment and to solicit your vote approving the Amendment.
If the Amendment is approved by the Limited Partners, the Amendment will become effective when the Managing General Partner executes the Amendment and it is filed with the Secretary of State of the State of Washington.
The Managing General Partner recommends that you vote to “APPROVE” the Amendment. The Managing General Partner has conflicts of interest in recommending approval of the proposed Amendment. As a result, the Managing General Partner and its affiliates will abstain from voting on whether to approve the Amendment. Only Limited Partners of the Partnership not affiliated with the Managing General Partner will determine whether the Amendment should be approved. The Managing General Partner’s conflicts of interest are described in greater detail in the accompanying proxy statement. The Managing General Partner urges you to read the full text of the proxy statement carefully before making your decision on the proposed Amendment.
This proxy statement and the accompanying proxy card are first being mailed on or about                     , 2009 to Limited Partners of record as of the close of business on                     , 2009.
The proposed Amendment to the Partnership Agreement found in this proxy statement has not been approved or disapproved by the Securities and Exchange Commission. The Commission has not passed upon the fairness or merits of the proposed Amendment described in, nor upon the accuracy or adequacy of the information contained in, this proxy statement. Any representation to the contrary is unlawful.
Your participation is very important. Please review this proxy statement and return the enclosed proxy card in accordance with the instructions in this proxy statement.
Sincerely,
Northland Communications Corporation,
Managing General Partner of Northland Cable
Properties Seven Limited Partnership
By:
John S. Whetzell, CEO
Seattle, Washington
                    , 2009

NORTHLAND CABLE PROPERTIES SEVEN LIMITED PARTNERSHIP
101 Stewart Street, Suite 700
Seattle, Washington 98101

NOTICE OF SPECIAL MEETING OF LIMITED PARTNERS ON                     , 2009

                    , 2009
This proxy statement is being furnished to the limited partners (the “Limited Partners”) of record as of the close of business on                     , 2009 (the “Record Date”), of Northland Cable Properties Seven Limited Partnership, a Washington limited partnership (the “Partnership”), in connection with the solicitation of proxies of the Limited Partners to approve an amendment (the “Amendment”) to the Partnership’s Amended and Restated Agreement of Limited Partnership (as amended, the “Partnership Agreement”) to extend the term of the Partnership from December 31, 2010 to December 31, 2013. The proxies are for use at the special meeting of Limited Partners to be held on                     , 2009 at           , local time, at the offices of the Partnership at 101 Stewart Street, Suite 700, Seattle, Washington 98101, and at any adjournment or postponement of the meeting.
This proxy statement is first being mailed to Limited Partners on or about      , 2009 and the solicitation will expire on                     , 2009, unless extended.
The Partnership continues to operate under the preliminary injunction (the “Preliminary Injunction”) granted by the District Court, for the City and County of Denver, enjoining the Partnership from terminating the asset purchase agreement dated as of July 5, 2007 between the Partnership and Green River Media and Communications, LLC (“Green River”) (the “Asset Agreement”). Pursuant to the District Court’s Preliminary Injunction, the Asset Agreement currently remains in full force and effect. The Partnership has appealed the Preliminary Injunction order of the District Court and it is vigorously defending against it, but it is currently unknown when the appellate court will rule on that appeal. If the Partnership does not adopt the Amendment and the matter with Green River is not resolved by December 31, 2010, the Partnership will most likely be required under the Preliminary Injunction order to continue to operate beyond the expiration of the current Partnership term of the Partnership under the Partnership Agreement. Because the Partnership is operating under the Preliminary Injunction and is unable to sell its operating assets at this time, and in order to enhance the Partnership’s negotiating leverage by increasing the possible timeframe of a potential sale of its operating assets to a third party, the Partnership desires to amend the Partnership Agreement to extend the term until December 31, 2013.
The Partnership is currently operating and will continue to operate in the ordinary course of business in a manner that will maximize revenue and cash flow. To that end, the Partnership paid off its remaining debt obligation to its lender during the second quarter of 2008. Since the second quarter of 2008, the Partnership has continued to prudently make necessary capital expenditures and accumulate cash reserves for the Partnership. Pursuant to the terms of the Partnership Agreement, in the first quarter of 2009, Northland Communications Corporation, the managing general partner (the “Managing General Partner”), declared a cash distribution to certain Limited Partners from the Partnership’s accumulated cash reserves derived since the debt pay-down. Although no assurances can be made that the Partnership will continue to accumulate large cash reserves, the Partnership will consider making similar cash distributions from its cash reserves to Limited Partners during the first quarter of 2010 and in the future as warranted.
Pursuant to the Partnership Agreement, the approval of the Limited Partners who own a majority of all outstanding units of limited partnership interest in the Partnership (“Units”) is required to approve the Amendment. As of August 1, 2009, 49,656 Units ($500 per Unit) were issued and outstanding. We are providing this proxy statement in order to notify you of the background and terms of the Amendment and to solicit your vote approving the Amendment.

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To vote your Units, please refer to the instructions on the proxy card, or review the section entitled, “THE PROXY SOLICITATION — Proxy Procedures” beginning on page 4 of the proxy statement.
If the Amendment is approved by the Limited Partners, the Amendment will become effective when the Managing General Partner executes the Amendment and records it with the Secretary of State of the State of Washington.
The Managing General Partner recommends that you vote to “APPROVE” the Amendment. The Managing General Partner has conflicts of interest in recommending approval of the proposed Amendment. As a result, the Managing General Partner and its affiliates will abstain from voting on whether to approve the Amendment. Only Limited Partners of the Partnership not affiliated with the Managing General Partner will determine whether the Amendment should be approved. The Managing General Partner’s conflicts of interest are described in greater detail in this proxy statement in the section entitled, “Conflicts of Interest”. The Managing General Partner urges you to read the full text of the proxy statement carefully before making your decision on the proposed Amendment.
Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Limited Partners
to be Held on                     , 2009
This proxy statement is available at http://

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RISK FACTORS
There are risks associated with the Amendment. In addition, the Managing General Partner may have interests that conflict with the interests of the Limited Partners. You should consider the following risks carefully:
Risks of the Amendment
Continuation of the Partnership; No Definite Time Frame Regarding Sale of Assets. The Managing General Partner is proposing to extend the term of the Partnership until December 31, 2013. We do not know when the assets owned by your Partnership may be sold. The Managing General Partner continually considers whether its assets should be sold or otherwise disposed of after consideration of relevant factors, including prevailing economic conditions, availability of favorable financing and tax considerations, with a view to achieving maximum capital appreciation for the Partnership. In particular, the Managing General Partner considers the potential for appreciation in the value of its assets and the tax consequences to you on a sale of the assets. Despite this proposed extension of the term of the Partnership, the Managing General Partner remains fully committed to selling the Partnership’s assets and winding up the Partnership as soon as possible, provided that a fair price for the assets can be secured.
Affiliates of the Managing General Partner Will Continue to Receive Fees. The Managing General Partner receives a fee for managing the Partnership equal to 5% of the gross revenues of the Partnership, excluding revenues from the sale of cable television systems or franchises. Management fees charged to continuing operations by the Managing General Partner were $448,067, $442,432, and $428,643 for 2008, 2007, and 2006, respectively.
The Managing General Partner provides or causes to be provided certain centralized services to the Partnership and other affiliated entities. The Managing General Partner is entitled to reimbursement from the Partnership for various expenses incurred by it or its affiliates on behalf of the Partnership allocable to its management of the Partnership, including travel expenses, pole and site rental, lease payments, legal expenses, billing expenses, insurance, governmental fees and licenses, headquarters’ supplies and expenses, pay television expenses, equipment and vehicle charges, operating salaries and expenses, administrative salaries and expenses, postage and office maintenance.
The amounts billed to the Partnership are based on costs incurred by the Managing General Partner in rendering the services. The costs of certain services are charged directly to the Partnership, based upon the personnel time spent by the employees rendering the service. The cost of other services is allocated to the Partnership and affiliates based upon relative size and revenue. Management believes that the methods used to allocate costs to the Partnership are reasonable. Amounts charged to continuing operations for these services were $637,125, $500,201, and $535,609 for 2008, 2007, and 2006, respectively.
The Partnership has entered into operating management agreements with certain affiliates managed by the Managing General Partner. Under the terms of these agreements, the Managing General Partner or an affiliate serves as the managing agent for certain cable television systems and is reimbursed for certain operating, programming, and administrative expenses. Under the terms of these agreements, the Partnership received $19,723 in 2008, and paid $3,887 and $21,881 in 2007 and 2006, respectively. Northland Cable Service Corporation (“NCSC”), an affiliate of the Managing General Partner, was formed to provide billing system support to cable systems owned and managed by the Managing General Partner. In addition, NCSC provides technical support associated with the build out and upgrade of Northland affiliated cable systems. In 2008, 2007, and 2006, the Partnership’s operations include $138,370, $87,562, and $104,798, respectively, for these services. Of this amount, $90,920, $50,863 and $72,406 were capitalized in 2008, 2007, and 2006, respectively, related to the build out and upgrade of cable systems. Cable Ad Concepts (“CAC”), a subsidiary of NCSC, manages local advertising sales as well as billing for commercial advertisements to be cablecast on certain of the Partnership ‘s cable systems. CAC retains all the credit risks associated with the advertising activities and a net fixed percentage of the related revenues are remitted to the Partnership, which are recorded as net advertising revenues.
There Is No Active Trading Market for Your Units. Although the Units are registered with the Securities and Exchange Commission (the “SEC”), there is no active trading market for the Units. It may be difficult to find prospective buyers for your Units in the future, and you may find it difficult or impossible to liquidate your investment at a price that exceeds the amounts you might receive on the liquidation and dissolution of the Partnership. If the Amendment is approved, you may not be able to exit from the Partnership until the Partnership’s dissolution commencing on or before December 31, 2013, or if this termination date is further extended, until such extended date.
You May Be Required to Hold Your Units Indefinitely. The Managing General Partner is proposing to extend the term of the Partnership until December 31, 2013. We do not know when the assets owned by your Partnership may be sold. Therefore, there may not be any way to liquidate your investment in the Partnership until the properties are sold and your Partnership is liquidated.
The Value of the Partnership’s Assets May Decline, and Your Investment Will Continue to Be at Risk. Until its operating assets are sold, the Partnership will continue to bear the investment risk associated with the continued ownership of its assets. The Partnership’s future success will depend upon many factors beyond the Managing General Partner’s control, including competitive activity, the need for capital expenditures, prevailing economic and market conditions and financial, business and other factors. These factors, and others, may cause the value of the operating assets and the Partnership to decline. There is no guarantee that the Partnership will be able to sell the operating assets at a higher price in the future than what it could obtain at the current expiration date of the Partnership.
Risks if the Amendment is Not Adopted
The Partnership Will Have Less Flexibility with Respect to the Sale of Its Assets. If the Amendment is not adopted, the Partnership’s term will expire on December 31, 2010. If the Partnership’s term expires on December 31, 2010, the Partnership generally will be required to wind up and to dispose of its assets in a distressed sale. The Managing General Partner is of the opinion that the Partnership’s negotiating leverage will be enhanced, and the net proceeds to the Partnership and the Limited Partners from a sale of its operating assets may be increased, if the Partnership has greater flexibility with respect to the timing of the sale of its operating assets to a third party. There can be no assurance, however, that the Partnership’s negotiating leverage or sales proceeds from the assets will in fact be enhanced, or that the net proceeds from a sale of the Partnership’s operating assets will be increased, by an extension of the Partnership’s term or that the Partnership will complete a sale of its operating assets. Additionally, no assurances can be made as to whether the Preliminary Injunction regarding the Asset Agreement with Green River will be resolved and whether the Partnership would be able to sell its operating assets.
You Are Likely to Recognize Gain On a Disposition of the Operating Assets. Any sale, exchange or other disposition of any operating assets by the Partnership would likely result in the recognition of gain or loss by the Partnership equal to the difference between (i) the amount realized for the operating assets and (ii) the Partnership’s tax basis (which has been reduced because of prior years’ depreciation and amortization deductions) in the operating assets. The amount realized for the operating assets would be the selling price for the operating assets, less any expenses of sale, plus any liabilities assumed by the purchaser of the operating assets or liabilities that the purchaser takes the operating assets subject to. Any taxable gain or loss will pass through to the partners of the Partnership. A partner also could recognize gain or loss on the liquidation of its interest in the Partnership to the extent of the difference between: (i) the cash distributed to the partner by the Partnership; and (ii) the partner’s adjusted basis in his or her Partnership interest after adjustment for such partner’s share of any gain or loss from the Partnership. See “Material U.S. Federal Income Tax Consequences” below. Even if the Amendment is adopted, the tax consequences described in this paragraph would likely result on a disposition of any operating assets. If the Amendment is adopted, the disposition of operating assets, and therefore the taxable events, may take place in a later taxable year than if the Amendment is not adopted. However, there is no guarantee that the tax consequences will be deferred if the Amendment is adopted.
THE AMENDMENT
The Amendment amends and restates Article 7 of the Partnership Agreement in its entirety to reflect the following change:

“Term of the Partnership. The Partnership commenced as of the date of filing and recording the original certificate of limited partnership of the Partnership and shall continue until the date of the first of the following events:
(a)	December 31, ~~2010~~2013; or

(b)	Dissolution, winding up and termination as provided in Article 16 of this Agreement.”
Effectiveness
If approved by the Limited Partners, the Amendment will become effective when the Managing General Partner executes the Amendment and files it with the Secretary of State of the State of Washington.
Reasons for the Amendment
The Partnership continues to operate under the Preliminary Injunction granted by the District Court, for the City and County of Denver, enjoining the Partnership from terminating the Asset Agreement with Green River. Pursuant to the Preliminary Injunction, the Asset Agreement currently remains in full force and effect. The Partnership has appealed the Preliminary Injunction and it is currently unknown when the appellate court will rule on its appeal. If the matter with Green River is not resolved by December 31, 2010, the Partnership will be required under the Preliminary Injunction order to continue to operate beyond the expiration of the term of the Partnership under the Partnership Agreement. Because the Partnership is operating under the Preliminary Injunction and is unable to sell its operating assets at this time, and in order to enhance the Partnership’s negotiating leverage by increasing the possible timeframe of a potential sale of its operating assets to a third party, the Partnership desires to amend the Partnership Agreement to extend the term until December 31, 2013.
The Partnership is currently operating and will continue to operate in the ordinary course of business in a manner that will maximize revenue and cash flow. To that end, the Partnership paid off its remaining debt obligation to its lender during the second quarter of 2008. Since the second quarter of 2008, the Partnership has continued to prudently make necessary capital expenditures and accumulate cash reserves for the Partnership. Pursuant to the terms of the Partnership Agreement, in the first quarter of 2009, the Managing General Partner declared a cash distribution to certain Limited Partners from the Partnership’s accumulated cash reserves derived since the debt pay-down. Although no assurances can be made that the Partnership will continue to accumulate large cash reserves, the Partnership will consider similar making cash distributions from its cash reserves to Limited Partners during the first quarter of 2010 and in the future as warranted.
Alternatives to the Amendment
If the Partnership does not adopt the Amendment and the matter with Green River is not resolved by December 31, 2010, the Partnership will be required under the Preliminary Injunction to continue to operate beyond the expiration of the term of the Partnership under the Partnership Agreement. Alternatively, if the Partnership does not adopt the Amendment and the Preliminary Injunction is dismissed, the Partnership will need time to organize the sale of its operating assets. If the Partnership is forced to liquidate its assets prior to December 31, 2010, it may be forced to sell the assets at a price that would not maximize the value of the operating assets.
THE PROXY SOLICITATION
This proxy statement is being furnished in connection with the solicitation of proxies by the Managing General Partner. The proxies are for use at the special meeting of Limited Partners to be held on                     , 2009 at           , local time, at the offices of the Partnership at 101 Stewart Street, Suite 700, Seattle, Washington 98101, and at any adjournment or postponement of the meeting.
Limited partners are invited to attend the special meeting and are urged to submit a proxy even if they will be able to attend the special meeting. The approximate date of mailing this proxy statement and the accompanying proxy card is                     , 2009.

Quorum; Vote Required For Approval
The Managing General Partner, on behalf of the Partnership, is soliciting proxies from Limited Partners to approve the Amendment to the Partnership Agreement to extend the term of your Partnership from December 31, 2010 to December 31, 2013. If the Amendment is approved, the Amendment will become effective as soon as the Managing General Partner executes the Amendment and files it with the Secretary of State of the State of Washington. If the Amendment is not approved, pursuant to the terms of the Partnership Agreement, the Partnership would be required to liquidate on December 31, 2010.
Pursuant to the Partnership Agreement, the presence in person or by proxy of holders of units of limited partnership interest representing a majority of the votes entitled to be cast at the special meeting constitutes a quorum for the transaction of business at the special meeting. Abstentions and non-broker votes are included in the calculation of the number of votes represented at a meeting for purposes of determining whether a quorum has been achieved.
The approval of the proposal relating to the Amendment that would extend the term of the Partnership requires the affirmative vote of the holders of a majority of the outstanding units of limited partnership interest. A failure to submit a proxy card (or to vote in person at the special meeting) will have the same effect as a vote to “Disapprove” the proposal.
As of August 1, 2009, the Partnership had approximately 2,524 Limited Partners who collectively own 49,656 Units.
Record Date
The Partnership has fixed                     , 2009 as the Record Date for determining the Limited Partners entitled to consent to the Amendment. Only Limited Partners of record on the Record Date may execute and deliver a proxy card. Limited Partners will be entitled to one vote on each matter presented for approval at the special meeting for each unit of limited partnership held as of the close of business on the Record Date.
Solicitation of Proxies
This proxy statement is being furnished to the Limited Partners by the Managing General Partner, whose principal executive offices are located at 101 Stewart Street, Suite 700, Seattle, Washington 98101 and whose telephone number is (206) 621-1351. The principal executive offices and telephone number of the Partnership are the same.
In addition to use of the mail, proxies may be solicited by telephone or personally by the Managing General Partner and any of its directors, officers, partners and employees. The Managing General Partner will not pay any additional compensation to any of these people for their services in this regard. The expenses of the solicitation will be borne by the Partnership.
Proxy Procedures
Limited Partners who desire to vote on the Amendment should do so by marking the appropriate box on the included proxy card and by signing, dating and delivering the proxy card by hand, mail, overnight courier or facsimile at the address or facsimile number set forth on the proxy card, all in accordance with the instructions contained herein and therein.
All proxy cards that are properly completed, signed and delivered to the Partnership and not properly revoked (See “Revocation of Instructions” below) prior to the special meeting, will be given effect in accordance with the specifications thereof. If you abstain from voting on the Amendment, your abstention will have no effect on the Amendment. IF A PROXY CARD IS DELIVERED AND NEITHER THE “APPROVE, ” THE “DISAPPROVE” NOR THE “ABSTAIN” BOX IS MARKED WITH RESPECT TO THE PROPOSAL, BUT THE PROXY CARD IS OTHERWISE PROPERLY COMPLETED AND SIGNED, THE LIMITED PARTNER WILL BE DEEMED TO HAVE VOTED TO APPROVE THE PROPOSAL.

Proxy cards must be executed in exactly the same manner as the name(s) in which ownership of the limited partnership units is registered. If the limited partnership units to which a proxy card relates are held by two or more joint holders, all such holders should sign the proxy card. If a proxy card is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary, agency or representative capacity, such person must so indicate when signing and submit with the proxy card evidence satisfactory to the Partnership of authority to execute the proxy card.
The execution and delivery of a proxy card will not affect a Limited Partner’s right to sell or transfer the Units. All proxy cards received by the Partnership prior to the special meeting will be effective notwithstanding a record transfer of such limited partnership units subsequent to the Record Date, unless the Limited Partner revokes such proxy card prior to the special meeting by following the procedures set forth under “Revocation of Instructions” below.
All questions as to the validity, form and eligibility (including time of receipt) regarding proxy procedures will be determined by us in our sole discretion, which determination will be conclusive and binding. The Partnership reserves the right to reject any or all proxy cards that are not in proper form. The Partnership also reserves the right to waive any defects, irregularities or conditions of delivery as to particular proxy cards. Unless waived, all such defects or irregularities in connection with the deliveries of proxy cards must be cured within such time as we determine. Neither we nor any of our affiliates or any other persons shall be under any duty to give any notification of any such defects, irregularities or waivers, nor shall any of them incur any liability for failure to give such notification. Deliveries of proxy cards will not be deemed to have been made until any irregularities or defects therein have been cured or waived. The interpretations of the terms and conditions of this solicitation by us shall be conclusive and binding.
Revocation of Instructions
Once you submit a signed proxy, you may change your vote only by (1) delivering to the Managing General Partner before the special meeting either a signed notice of revocation or a signed proxy dated subsequent to the date of the proxy previously given, or (2) personally appearing at the special meeting and, prior to the commencement of the special meeting, delivering to the Managing General Partner notice in writing that the proxy already given is being revoked. Attendance at the special meeting, by itself, will not revoke a proxy.
CONFLICTS OF INTEREST
The Managing General Partner and its affiliates may have interests that conflict with the interests of the Limited Partners.
Affiliates of the Managing General Partner Will Continue to Receive Fees. The Managing General Partner receives a fee for managing the Partnership equal to 5% of the gross revenues of the Partnership, excluding revenues from the sale of cable television systems or franchises. Management fees charged to continuing operations by the Managing General Partner were $448,067, $442,432, and $428,643 for 2008, 2007, and 2006, respectively.
The Managing General Partner provides or causes to be provided certain centralized services to the Partnership and other affiliated entities. The Managing General Partner is entitled to reimbursement from the Partnership for various expenses incurred by it or its affiliates on behalf of the Partnership allocable to its management of the Partnership, including travel expenses, pole and site rental, lease payments, legal expenses, billing expenses, insurance, governmental fees and licenses, headquarters’ supplies and expenses, pay television expenses, equipment and vehicle charges, operating salaries and expenses, administrative salaries and expenses, postage and office maintenance.
The amounts billed to the Partnership are based on costs incurred by the Managing General Partner in rendering the services. The costs of certain services are charged directly to the Partnership, based upon the personnel time spent by the employees rendering the service. The cost of other services is allocated to the Partnership and affiliates based upon relative size and revenue. Management believes that the methods used to allocate costs to the Partnership are reasonable. Amounts charged to continuing operations for these services were $637,125, $500,201, and $535,609 for 2008, 2007, and 2006, respectively.

The Partnership has entered into operating management agreements with certain affiliates managed by the Managing General Partner. Under the terms of these agreements, the Managing General Partner or an affiliate serves as the managing agent for certain cable television systems and is reimbursed for certain operating, programming, and administrative expenses. Under the terms of these agreements, the Partnership received $19,723 in 2008, and paid $3,887 and $21,881 in 2007 and 2006, respectively. Northland Cable Service Corporation (“NCSC”), an affiliate of the Managing General Partner, was formed to provide billing system support to cable systems owned and managed by the Managing General Partner. In addition, NCSC provides technical support associated with the build out and upgrade of Northland affiliated cable systems. In 2008, 2007, and 2006, the Partnership’s operations include $138,370, $87,562, and $104,798, respectively, for these services. Of this amount, $90,920, $50,863 and $72,406 were capitalized in 2008, 2007, and 2006, respectively, related to the build out and upgrade of cable systems. Cable Ad Concepts (“CAC”), a subsidiary of NCSC, manages local advertising sales as well as billing for commercial advertisements to be cablecast on certain of the Partnership ‘s cable systems. CAC retains all the credit risks associated with the advertising activities and a net fixed percentage of the related revenues are remitted to the Partnership, which are recorded as net advertising revenues.
The adoption of the Amendment and extension of the Partnership’s term will result in similar fees continuing to be paid for a longer period than would be the case if the term of the Partnership expired in 2010. Therefore, the interests of the Managing General Partner and its affiliates in continuing the Partnership may be different than those of any Limited Partners who desire to have the Partnership earlier dissolved and liquidated.
NO APPRAISAL RIGHTS
Limited Partners are not entitled to dissenters’ appraisal rights under Washington law or the Partnership Agreement in connection with the Amendment.
INFORMATION ABOUT YOUR PARTNERSHIP
The Partnership is a Washington limited partnership consisting of the Managing General Partner and 2,524 Limited Partners holding 49,656 Units as of August 1, 2009. The Partnership was formed on April 17, 1987 and began operations on September 1, 1987. The Partnership serves the communities and surrounding areas of Vidalia, Sandersville, Toccoa and Royston, Georgia (the “Systems”). As of June 30, 2009, the total number of basic subscribers served by the Systems was 11,237. The Partnership’s properties are located in rural areas, which, to some extent, do not offer consistently acceptable off-air network signals. Management believes that this factor combined with the existence of fewer entertainment alternatives than in large markets contributes to a larger population subscribing to cable television (higher penetration). The Partnership has 17 non-exclusive franchises to operate the Systems. These franchises, which will expire at various dates through 2014, have been granted by local and county authorities in the areas in which the Systems operate.
The Managing General Partner was formed in March 1981 and is principally involved in the ownership and management of cable television systems. The Managing General Partner currently manages the operations and is the general partner for cable television systems owned by two limited partnerships. The Managing General Partner is also the parent company of Northland Cable Properties, Inc., which was formed in February 1995 and is principally involved in direct ownership of cable television systems, and is the majority member and manager of Northland Cable Ventures, LLC. The Managing General Partner is a subsidiary of Northland Telecommunications Corporation.
Mr. John S. Whetzell is the Chief Executive Officer and a director of both Northland Telecommunications Corporation and the Managing General Partner. Mr. Richard I. Clark is the Executive Vice President and a director of both Northland Telecommunications Corporation and the Managing General Partner. Mr. Whetzell, in his capacity as Chief Executive Officer, exercises voting and investment control over the interest in the Partnership owned by the Managing General Partner. Mr. Clark does not exercise voting and investment control over the interest in the Partnership owned by the Managing General Partner.

Additional Information
The Partnership is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, files reports and other information with the SEC relating to the business, financial condition and other matters of the Partnership. Such reports and other information may be inspected at the public reference facility maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Room of the SEC in Washington, D.C. at prescribed rates. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following summary of the material U.S. Federal income tax consequences is based upon current U.S. Federal tax law which is subject to change, possibly with retroactive effect. This summary is for general information only and does not address all aspects of U.S. Federal income taxation that may be relevant in the particular circumstances of each Limited Partner or to Limited Partners subject to special treatment under the Internal Revenue Code (the “Code”). In addition, this summary does not address any state, local or foreign tax consequences.
There will be no Federal or state income tax consequences resulting solely from the approval of the Amendment. However, even if the Amendment is approved there is no assurance that the tax consequences discussed below will not occur in 2009 or a subsequent year. If the Partnership is required to sell its operating assets the Partnership likely would recognize gain or loss, which would pass through to the partners of the Partnership.
Tax Consequences of Sale of Partnership Assets
The description set forth below is a general description of the tax consequences that a partner of the Partnership may incur as a result of a sale of any of the operating assets in the future, assuming that the applicable tax rates and tax laws remain unchanged from those in existence for the 2008 tax year. Each partner should consult with his or her own tax advisor to determine his or her particular tax consequences.
A sale, exchange or other disposition of any operating asset by the Partnership would likely result in the recognition of gain or loss by the Partnership equal to the difference between (i) the amount realized for the operating asset and (ii) the Partnership’s tax basis (which has been reduced because of prior years’ depreciation and amortization deductions) in the operating asset. The amount realized for the operating assets would be the selling price for the operating assets, less any expenses of sale, plus any liabilities assumed by the purchaser of the operating assets or liabilities that the purchaser takes the operating assets subject to. In addition, the Partnership may recognize cancellation of indebtedness income to the extent it is unable to satisfy other Partnership indebtedness that is not assumed by the purchaser of the operating assets. Any taxable gain or loss and cancellation of indebtedness income will pass through to the partners of the Partnership.
Any gain or loss recognized as a result of the transfer of any operating assets may be characterized for taxation purposes as ordinary or capital, or a combination of both. To the extent that any part of an operating asset being sold consists of depreciable personal property under Code Section 1245 or amortizable intangible assets under Code Section 197, some or all of the gain on a transfer of such property may be treated as ordinary income. Some portion of any capital gain recognized on the operating assets may be considered “unrecaptured section 1250 gain” that is taxable at a maximum Federal individual rate of 25%. Generally, the unrecaptured section 1250 gain tax rate applies only to individuals and certain other noncorporate taxpayers. Gain in excess of any ordinary income and unrecaptured section 1250 gain generally will be taxed as Code Section 1231 gain, which may be taxed at capital gain rates (currently, the maximum capital gains tax rate applicable to individuals and certain other noncorporate taxpayers is 15%) depending upon your individual tax circumstances. Any loss from a disposition of the operating assets will be treated as a Code Section 1231 loss, and will be characterized as an ordinary loss or a reduction in capital gain income depending on the partner’s individual tax situation. Any cancellation of indebtedness income would be allocated separately to each partner, who would then have to determine the tax treatment of the income based on their individual tax situation. In general, cancellation of indebtedness income is treated as ordinary income. The rates set forth above are the Federal tax rates that currently are in effect for 2008.

The proceeds available for distribution to the partners of the Partnership in the event of a sale of the operating assets may be less than any tax liabilities resulting from such sale. Any taxable income would be allocated to partners. Accordingly, a Limited Partner may need to use funds from other sources to satisfy any such tax liabilities. Because the amount realized on a sale includes liabilities assumed by the purchaser of the operating assets, or liabilities that the purchaser takes the operating assets subject to, there may be a significant tax liability in excess of the funds available. As noted above, the tax consequences of disposing of operating assets would likely result at some time regardless of whether the Amendment is adopted, but may result earlier if the Amendment is not adopted.
A partner also could recognize gain or loss on the liquidation of their interest in the Partnership to the extent of the difference between: (i) the cash distributed to the partner by the Partnership; and (ii) the partner’s adjusted basis in his or her Partnership interest after adjustment for such partner’s share of any gain or loss from the Partnership.
If a partner possesses suspended tax losses, tax credits, or other items of tax benefit (including passive activity loss carryovers from the Partnership or other investments), a partner may be able to use such items to reduce any tax liability that arises with respect to the sale of the operating assets, and the liquidation of the partner’s interest in the Partnership.
THE TAX CONSEQUENCES TO A PARTICULAR PARTNER ARE DEPENDENT IN PART ON FACTS THAT ARE UNIQUE TO EACH PARTNER. EACH PARTNER IS URGED TO CONSULT HIS OR HER TAX ADVISORS AS TO THE EXACT CONSEQUENCES TO HIM OR HER OF SUCH ACTIONS, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Except as noted below, no person or entity was known by the Managing General Partner to be the beneficial owner of more than 5% of the Units of the Partnership as of June 30, 2009.

Entity	Number of Units	Percent of Class
Northland Communications Corporation	See Note A	See Note A

Note A: The Managing General Partner has a 1% interest in the Partnership, which increases to a 25% interest in the Partnership at such time as the Limited Partners have received 100% of their aggregate cash contributions plus a preferred return, which has not yet occurred. The natural person who exercises voting and/or investment control over these interests is John S. Whetzell. The Managing General Partner’s address is 101 Stewart Street, Suite 700, Seattle, Washington 98101.

PROXY CARD
NORTHLAND CABLE PROPERTIES SEVEN LIMITED PARTNERSHIP
The undersigned hereby acknowledges receipt of a proxy statement, notice of the special meeting, and an accompanying letter relating to the special meeting of limited partners of NORTHLAND CABLE PROPERTIES SEVEN LIMITED PARTNERSHIP (the “Partnership”), each dated                     , 2009. The undersigned appoints John S. Whetzell and Richard I. Clark, or either of them, as proxies, each with full power to appoint his substitute. The undersigned represents that he or she holds of record as of                     , 2009 the number of units of limited partnership interest in the Partnership set forth below and authorizes the proxies to represent and to vote, as designated below, all of such interest at the special meeting of limited partners to be held on                     , 2009 and at any postponements or adjournments thereof. This proxy is being solicited by the managing general partner of the Partnership.

PROPOSAL:	Approval of Amendment to the Partnership Agreement to extend the term of Partnership until the 31st day of December, 2013.
☐	APPROVE

☐	DISAPPROVE

☐	ABSTAIN
This proxy will be voted as directed by the undersigned. If this proxy is executed and returned and no direction is indicated, this proxy will be voted to approve the above-referenced proposal.
When limited partner interests are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, give full title as such. A corporation should sign in full corporate name by its president or other authorized officer, and a partnership should sign in full partnership name by its authorized representative.

Date:
Signature
Number of $500 Units of Limited Partnership
Interest Held:
Signature, if held jointly
A fully completed, signed and dated consent form should be sent by hand, by mail or by overnight courier to Northland Cable Properties Seven Limited Partnership, 101 Stewart Street, Suite 701, Seattle, Washington 98101.

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